Exhibit 23.01
LAROCHE PETROLEUM CONSULTANTS, LTD.

CONSENT OF INDEPENDENT PETROLEUM
ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the incorporation by reference to its name and its reports, relating to the proved oil and gas reserves of Westside Energy Corporation (the “Company”) as of June 30, 2007, December 31, 2006 and December 31, 2005, in the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, and the incorporation by reference thereof into the previously filed Registration Statement on Form S-8 (SEC file no. 333-124890) filed on May 13, 2005 and the previously filed Registration Statement on Form S-8 (SEC file no. 333-114686) filed on April 21, 2004.

LaRoche Petroleum Consultants, Inc.

By:	/s/ William M. Kazmann
Name:	William M. Kazmann
Title :	Partner

Dallas, TX
August 13,2007